Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 1st QUARTER 2014 EARNINGS

OAKLAND, MARYLAND—May 8, 2014: First United Corporation (NASDAQ: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders of $.9 million for the first three months of 2014, compared to net income available to common shareholders of $1.5 million for the same period of 2013. Basic and diluted net income per common share for the first three months of 2014 was $.15, compared to basic and diluted net income per common share of $.24 for the same period of 2013. The decrease in earnings was due to a decrease of $.5 million in interest income, primarily interest on loans, a decrease of $.6 million in other operating income attributable to declines of $.4 in net gains and $.2 million in service charge income as well as an increase of $.2 million in other operating expenses, offset by a $.5 million decrease in provision expense. The increase in other operating expenses was attributable to an increase of $.4 in other real estate owned (“OREO”) expenses relating to increases in the valuation allowance, offset by a decrease of $.2 million in salaries and benefits. The net interest margin for the first three months of 2014, on a fully tax equivalent (“FTE”) basis, decreased to 3.07% from 3.26% for the first three months of 2013. The net interest margin for the year ended December 31, 2013, on a FTE basis, was 3.25%.

According to William B. Grant, Chairman and Chief Executive Officer, “Improving asset quality, capital ratios and our attention to core earnings has enabled our Board and management team to begin implementation of several strategic initiatives. By resuming payment of interest on our Trust Preferred debentures and the dividends on our Series A Preferred Stock, we are better positioned to reduce expense and reliance on debt capital in the future. We continue to focus on loan production, expense reduction and serving the financial needs of the customers in our market areas.”

Financial Highlights Comparing the First Quarters of 2014 and 2013:

•	$.5 million decrease in the provision for loan loss expense for first three months of 2014 when compared to same time period of 2013. This decrease was due primarily to the improving asset quality and the lower level of loans.

•	Net interest margin decreased, on a FTE basis, from 3.26% for the first quarter of 2013 to 3.07% for the first quarter of 2014. Due primarily to an extended low rate environment which has reduced the yield on loans.

•	Allowance for loan losses to loans outstanding of 1.54% as of March 31, 2014 compared to 1.68% as of December 31, 2013 and 1.86% as of March 31, 2013. This reduction is due primarily to the lower historical charge-off rate.

•	Other operating income, exclusive of gains, decreased $.2 million during the first three months of 2014 when compared to the same period of 2013 due to the $.2 million reduction in service charge income.

•	Operating expenses increased $.2 million in the first three months of 2014 when compared to the same period of 2013 due to an increase of $.4 million in the valuation allowance on OREO, offset by a decline of $.2 million in salaries and benefits due to reductions in pension expense and life and health insurance expense.

Balance Sheet Overview

Total assets increased slightly to $1.4 billion at March 31, 2014 when compared to $1.3 billion at December 31, 2013. During the first three months of 2014, cash and interest-bearing deposits in other banks increased $.8 million, the investment portfolio increased $23.8 million, and gross loans increased $3.8 million. Total liabilities increased by approximately $15.4 million during the first three months of 2014 due to an increase of $23.6 million in deposits, offset by an $8.1 million decrease in other liabilities.

Comparing March 31, 2014 to December 31, 2013, outstanding loans increased by $3.8 million (.47%). Commercial Real Estate (“CRE”) loans decreased $8.1 million as a result of the payoff of a large loan and ongoing scheduled principal payments. Acquisition and development (“A&D”) loans decreased $5.3 million due to regularly scheduled principal payments and $3.5 million of payoffs. Commercial and industrial (“C&I”) loans increased $18.9 million due primarily to one new loan relationship during the first quarter of 2014. Residential mortgages decreased by $1.2 million due to scheduled principal payments. The Bank continues to use Fannie Mae for the majority of new, longer term, fixed rate residential loan originations. The consumer portfolio decreased $.5 million due primarily to principal amortization in the portfolio. At March 31, 2014, approximately 53% of the commercial loan portfolio was collateralized by real estate compared to 57% at December 31, 2013.

Total deposits increased $23.6 million during the first three months of 2014 when compared to deposits at December 31, 2013. With the continued focus of our retail staff to change the mix of the deposit portfolio, we have seen increases in core deposits and reductions in certificates of deposit. Non-interest bearing deposits increased $22.7 million. Traditional savings accounts increased $5.1 million due to continued growth in our Prime Saver product. Total demand deposits increased $5.5 million and money market accounts remained stable. Time deposits less than $100,000 declined $4.4 million and time deposits greater than $100,000 decreased $5.4 million.

Comparing March 31, 2014 to December 31, 2013, shareholders’ equity increased $6.5 million as a result of increased earnings of $.9 million and a decrease of $5.6 million in accumulated other comprehensive loss. The book value of the Corporation’s common stock was $12.54 per share at March 31, 2014, compared to $11.49 per share at December 31, 2013.

At March 31, 2014, there were approximately 6,210,587 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income on a FTE basis decreased $.4 million during the first three months of 2014 over the same period in 2013 due to a $.5 million (4.13%) decrease in interest income, which was partially offset by a $.1 million (4.06%) decrease in interest expense. The decrease in interest income was primarily due to the $61.7 million reduction in the average balance of loans when comparing the first three months of 2014 to the same period of 2013. The lower yields on loans also contributed to the decline in interest income when comparing the two periods. The decline in interest income was partially offset by a decline in interest expense due to the reduction in average balances in interest-bearing deposits. We saw a decrease in the net interest margin in the first three months of 2014 to 3.07% when compared to 3.25% for the year ended December 31, 2013 and 3.26% for the first three months of 2013.

When comparing the first three months of 2014 to the same period of 2013, there was an overall $20.0 million increase in average interest-earning assets, driven by a $109.2 million increase in investments, offset by decreases of $61.7 million in loans and $27.5 million in other interest earning assets primarily due to the shift in cash to investments.

Interest expense decreased during the first three months of 2014 when compared to the same period of 2013 due primarily to an overall reduction in average interest-bearing liabilities of $5.4 million. The overall effect was a 4 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.17% for the three months ended March 31, 2013 to 1.13% for the same period of 2014.

Asset Quality

The allowance for loan losses (“ALL”) decreased to $12.6 million at March 31, 2014, from $13.6 million at December 31, 2013 and $16.0 million at March 31, 2013. The provision for loan losses for the first three months of 2014 decreased to $.4 million from $.9 million for the same period in 2013. Net charge-offs increased to $1.4 million for the three months ended March 31, 2014, compared to $.9 million for the three months ended March 31, 2013. Included in the net charge-offs for the quarter ended March 31, 2014 were $.8 million of charge-offs relating to two A&D loans. The lower provision expense was due to the significantly lower level of loans as compared with the same period in the prior year, combined with the impact of a lower historical charge-off rate, which were partially offset by the higher net charge-offs. The ratio of the ALL to loans outstanding as of March 31, 2014 was 1.54%, which was lower than the 1.86% for the same period last year, due primarily to the lower historical charge-off rate.

The ratio of net charge-offs to average loans for the three months ended March 31, 2014 was an annualized .69%, compared to an annualized .41% for the same period in 2013 and .34% for the year ended December 31, 2013. The CRE portfolio had an annualized net charge-off rate as of March 31, 2014 of .02% compared to a net recovery rate of .27% as of December 31, 2013. The annualized net charge-off rate for A&D loans as of March 31, 2014 was 3.09% compared to an annualized net charge-off rate of 1.78% as of December 31, 2013. The ratios for C&I loans were .86% and 1.53% for March 31, 2014 and December 31, 2013, respectively. The residential mortgage ratios were ..48% and .08% for March 31, 2014 and December 31, 2013, respectively, and the consumer loan ratios were .00% and .83% for March 31, 2014 and December 31, 2013, respectively.

Accruing loans past due 30 days or more declined to 1.69% of the loan portfolio at March 31, 2014, compared to 2.10% at December 31, 2013. The decrease for the first three months of 2014 was primarily due to a decrease of $2.2 million in past-due accruing residential mortgage term loans and $1.4 million in all other CRE loans. Other improvements in the levels of past-due loans were attributable to a combination of a slowly improving economy and vigorous collection efforts by the Bank.

Comparing the three-month periods ended March 31, 2014 and March 31, 2013, total non-accrual loan balances have declined slightly. Non-accrual loans totaled $17.1 million as of March 31, 2014, compared to $17.4 million as of December 31, 2013 and $22.6 million as of March 31, 2013. Non-accrual loans which have been subject to a partial charge-off totaled $5.6 million as of March 31, 2014, compared to $1.9 million as of December 31, 2013.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, decreased $.2 million during the first three months of 2014 when compared to the same period of 2013. The decrease was due to the $.2 million reduction in service charge income.

Net losses of $63,000 were reported through other income in the first three months of 2014, compared to net gains of $.3 million during the same period of 2013. The losses reported in the first quarter of 2014 were due to reduced gains on sales of investment securities when compared to the same period of 2013.

Operating expenses increased $.2 million in the first three months of 2014 when compared to the same period of 2013 due to an increase of $.4 million in the valuation allowance on OREO offset by a decline of $.2 million in salaries and benefits.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company (collectively, the “OakFirst Loan Centers”), and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. Until March 27, 2013, the Bank also owned a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest, but this entity was dissolved on such date. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2014	2013
EARNINGS SUMMARY
Interest income	$11,754	$12,288
Interest expense	$2,835	$2,955
Net interest income	$8,919	$9,333
Provision for loan losses	$364	$865
Other Operating Income	$3,040	$3,229
Net Securities Impairment Losses	$-	$-
Net (Losses)/Gains - other	$(63)	$329
Other Operating Expense	$9,760	$9,536
Income before taxes	$1,772	$2,490
Income tax expense	$414	$568
Net income	$1,358	$1,922
Accumulated preferred stock dividends and discount accretion	$447	$437
Net income available to common shareholders	$911	$1,485
Cash dividends paid	$-	$-

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2014	2013
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.15	$0.24

Book value	$12.54	$11.50
Closing market value	$7.60	$8.29
Market Range:
High	$9.11	$9.00
Low	$7.30	$6.68

Common shares outstanding at period end	6,210,587	6,199,283

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.41%	0.59%
Return on average shareholders' equity	5.18%	7.81%
Net interest margin	3.07%	3.26%
Efficiency ratio	79.90%	72.80%

PERIOD END BALANCES	31-Mar	31-Dec	31-Mar
	2014	2013	2013

Assets	$1,355,484	$1,333,503	$1,322,767
Earning assets	$1,182,606	$1,155,216	$1,108,213
Gross loans	$814,037	$810,240	$859,669
Commercial Real Estate	$259,837	$267,978	$290,619
Acquisition and Development	$101,985	$107,250	$124,142
Commercial and Industrial	$78,724	$59,788	$68,380
Residential Mortgage	$349,698	$350,906	$348,979
Consumer	$23,793	$24,318	$27,549
Investment securities	$364,325	$340,489	$243,480
Total deposits	$1,001,029	$977,403	$975,800
Noninterest bearing	$212,187	$189,500	$184,288
Interest bearing	$788,842	$787,903	$791,512
Shareholders' equity	$107,879	$101,340	$101,935

CAPITAL RATIOS	31-Mar	31-Dec	31-Mar
Period end capital to risk-weighted assets:	2014	2013	2013

Tier 1	14.16%	13.65%	13.12%
Total	15.70%	15.29%	14.68%

ASSET QUALITY
Net charge-offs for the quarter	$1,386	$2,098	$887
Nonperforming assets: (Period End)
Nonaccrual loans	$17,143	$17,396	$22,572
Restructured loans	$17,301	$17,947	$17,593
Loans 90 days past due and accruing	$375	$1,234	$306
Other real estate owned	$15,613	$17,031	$16,188
Total nonperforming loans and past due loans	$17,518	$18,630	$22,878
Allowance for loan losses to gross loans, at period end	1.54%	1.68%	1.86%
Nonperforming and 90 day past-due loans to total loans, at period end	2.15%	2.30%	2.66%
Nonperforming loans and 90 day past-due loans to total assets, at period end	1.29%	1.40%	1.73%